EXHIBIT 2.1




                        AGREEMENT AND PLAN OF MERGER

                                   AMONG

                             PROFFITT'S, INC.,

                          FIFTH MERGER CORPORATION

                                    AND

                            SAKS HOLDINGS, INC.



                             __________________

                          DATED AS OF JULY 4, 1998
                             __________________


                             TABLE OF CONTENTS


                                                                       Page

                                  ARTICLE I
                                 THE MERGER

           Section 1.1    The Merger . . . . . . . . . . . . . . . . . . . 2
           Section 1.2    Effective Time . . . . . . . . . . . . . . . . . 2
           Section 1.3    Effects of the Merger  . . . . . . . . . . . . . 2
           Section 1.4    Directors of the Surviving Corporation . . . . . 2
           Section 1.5    Officers of the Surviving Corporation  . . . . . 3
           Section 1.6    Charter and By Laws  . . . . . . . . . . . . . . 3
           Section 1.7    Conversion of Securities . . . . . . . . . . . . 3
           Section 1.8    Parent to Make Certificates Available  . . . . . 4
           Section 1.9    Dividends; Transfer Taxes; Withholding . . . . . 5
           Section 1.10   No Fractional Securities . . . . . . . . . . . . 6
           Section 1.11   Return of Exchange Fund  . . . . . . . . . . . . 6
           Section 1.12   Adjustment of Conversion Number  . . . . . . . . 6
           Section 1.13   No Further Ownership Rights in
                          Company Common Stock . . . . . . . . . . . . . . 7
           Section 1.14   Closing of Company Transfer Books  . . . . . . . 7
           Section 1.15   Lost Certificates  . . . . . . . . . . . . . . . 7
           Section 1.16   Affiliates . . . . . . . . . . . . . . . . . . . 7
           Section 1.17   Further Assurances . . . . . . . . . . . . . . . 7
           Section 1.18   Closing  . . . . . . . . . . . . . . . . . . . . 8

                                 ARTICLE II
              REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

           Section 2.1    Organization, Standing and Power . . . . . . . . 8
           Section 2.2    Capital Structure  . . . . . . . . . . . . . . . 9
           Section 2.3    Authority  . . . . . . . . . . . . . . . . . .  10
           Section 2.4    Consents and Approvals; No Violation . . . . .  11
           Section 2.5    SEC Documents and Other Reports  . . . . . . .  12
           Section 2.6    Registration Statement and Joint
                          Proxy Statement . . . . . . . . . . . . . . .   13
           Section 2.7    Absence of Certain Changes or Events . . . . .  14
           Section 2.8    Permits and Compliance . . . . . . . . . . . .  14
           Section 2.9    Tax Matters  . . . . . . . . . . . . . . . . .  15
           Section 2.10   Actions and Proceedings  . . . . . . . . . . .  16
           Section 2.11   Certain Agreements . . . . . . . . . . . . . .  16
           Section 2.12   ERISA  . . . . . . . . . . . . . . . . . . . .  17
           Section 2.13   Compliance with Certain Laws . . . . . . . . .  19
           Section 2.14   Liabilities  . . . . . . . . . . . . . . . . .  19
           Section 2.15   Labor Matters  . . . . . . . . . . . . . . . .  19
           Section 2.16   Intellectual Property  . . . . . . . . . . . .  20
           Section 2.17   Opinion of Financial Advisor . . . . . . . . .  20
           Section 2.18   Pooling of Interests/Tax Free Treatment.   . .  20
           Section 2.19   Required Vote of Parent Shareholders . . . . .  20
           Section 2.20   Ownership of Shares  . . . . . . . . . . . . .  21
           Section 2.21   Operations of Sub  . . . . . . . . . . . . . .  21
           Section 2.22   Brokers  . . . . . . . . . . . . . . . . . . .  21
           Section 2.23   State Takeover Statutes and Shareholder
                          Rights Plan  . . . . . . . . . . . . . . . . .  21

                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           Section 3.1    Organization, Standing and Power . . . . . . .  22
           Section 3.2    Capital Structure  . . . . . . . . . . . . . .  22
           Section 3.3    Authority  . . . . . . . . . . . . . . . . . .  23
           Section 3.4    Consents and Approvals; No Violation . . . . .  24
           Section 3.5    SEC Documents and Other Reports  . . . . . . .  25
           Section 3.6    Registration Statement and Joint
                          Proxy Statement . . . . . . . . . . . . . . . . 26
           Section 3.7    Absence of Certain Changes or Events . . . . .  26
           Section 3.8    Permits and Compliance . . . . . . . . . . . .  27
           Section 3.9    Tax Matters  . . . . . . . . . . . . . . . . .  28
           Section 3.10   Actions and Proceedings  . . . . . . . . . . .  28
           Section 3.11   Certain Agreements . . . . . . . . . . . . . .  29
           Section 3.12   ERISA. . . . . . . . . . . . . . . . . . . . .  29
           Section 3.13   Compliance with Certain Laws . . . . . . . . .  31
           Section 3.14   Liabilities  . . . . . . . . . . . . . . . . .  32
           Section 3.15   Labor Matters  . . . . . . . . . . . . . . . .  32
           Section 3.16   Intellectual Property  . . . . . . . . . . . .  32
           Section 3.17   Opinion of Financial Advisor . . . . . . . . .  33
           Section 3.18   Pooling of Interests/Tax Free Treatment  . . .  33
           Section 3.19   Required Vote of Company Stockholders  . . . .  33
           Section 3.20   Ownership of Shares  . . . . . . . . . . . . .  33
           Section 3.21   Brokers  . . . . . . . . . . . . . . . . . . .  33
           Section 3.22   State Takeover Statutes  . . . . . . . . . . .  33

                                 ARTICLE IV
                  COVENANTS RELATING TO CONDUCT OF BUSINESS

           Section 4.1    Conduct of Business Pending the Merger . . . .  34
           Section 4.2    No Solicitation  . . . . . . . . . . . . . . .  39
           Section 4.3    Third Party Standstill Agreements  . . . . . .  41
           Section 4.4    Pooling of Interests; Reorganization . . . . .  41
           Section 4.5    Tax Representation Letters . . . . . . . . . .  42
           Section 4.6    Transfer Taxes . . . . . . . . . . . . . . . .  42

                                  ARTICLE V
                            ADDITIONAL AGREEMENTS

           Section 5.1    Shareholder Meetings . . . . . . . . . . . . .  42
           Section 5.2    Preparation of the Registration Statement
                          and the Joint Proxy Statement  . . . . . . . .  43
           Section 5.3    Access to Information  . . . . . . . . . . . .  44
           Section 5.4    Compliance with the Securities Act;
                          Pooling Period . . . . . . . . . . . . . . . .  44
           Section 5.5    Designation of  Directors  . . . . . . . . . .  45
           Section 5.6    NYSE Listing . . . . . . . . . . . . . . . . .  45
           Section 5.7    Fees and Expenses  . . . . . . . . . . . . . .  45
           Section 5.8    Company Stock Options  . . . . . . . . . . . .  46
           Section 5.9    Convertible Subordinated Notes . . . . . . . .  47
           Section 5.10   Reasonable Efforts . . . . . . . . . . . . . .  48
           Section 5.11   Public Announcements . . . . . . . . . . . . .  49
           Section 5.12   State Takeover Laws  . . . . . . . . . . . . .  49
           Section 5.13   Indemnification; Directors and Officers
                          Insurance . . . . . . . . . . . . . . . . . . . 49
           Section 5.14   Notification of Certain Matters  . . . . . . .  50
           Section 5.15   Employee Matters.  . . . . . . . . . . . . . .  50

                                 ARTICLE VI
                     CONDITIONS PRECEDENT TO THE MERGER

           Section 6.1    Conditions to Each Party's Obligation to
                          Effect the Merger  . . . . . . . . . . . . . .  52
           Section 6.2    Conditions to Obligation of the Company to
                          Effect the Merger  . . . . . . . . . . . . . .  53
           Section 6.3    Conditions to Obligations of Parent and Sub to
                          Effect the Merger  . . . . . . . . . . . . . .  55

                                 ARTICLE VII
                      TERMINATION, AMENDMENT AND WAIVER

           Section 7.1    Termination  . . . . . . . . . . . . . . . . .  56
           Section 7.2    Effect of Termination  . . . . . . . . . . . .  58
           Section 7.3    Amendment  . . . . . . . . . . . . . . . . . .  58
           Section 7.4    Waiver . . . . . . . . . . . . . . . . . . . .  58
           Section 7.5    Procedure for Termination, Amendment,
                          Extension or Waiver  . . . . . . . . . . . . .  59

                                ARTICLE VIII
                             GENERAL PROVISIONS

           Section 8.1    Non-Survival of Representations and Warranties  59
           Section 8.2    Notices  . . . . . . . . . . . . . . . . . . .  59
           Section 8.3    Interpretation . . . . . . . . . . . . . . . .  60
           Section 8.4    Counterparts . . . . . . . . . . . . . . . . .  60
           Section 8.5    Entire Agreement; No Third-Party Beneficiaries  61
           Section 8.6    Governing Law  . . . . . . . . . . . . . . . .  61
           Section 8.7    Assignment . . . . . . . . . . . . . . . . . .  61
           Section 8.8    Severability . . . . . . . . . . . . . . . . .  61
           Section 8.9    Enforcement of this Agreement  . . . . . . . .  61





 List of Exhibits
      Exhibit A1     Form of Affiliate Letter (Proffitt's Inc.)
      Exhibit A2     Form of Affiliate Letter (Saks Holdings, Inc.)
      Exhibit B      Executive Severance Policy Term Sheet
      Exhibit C      Employment Agreement Term Sheet (PBM)
      Exhibit D      Employment Agreement Term Sheet (BEK)



                        AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of July 4, 1998 (this "Agreement"), among PROFFITT'S, INC., a Tennessee corporation ("Parent"), FIFTH MERGER CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and SAKS HOLDINGS, INC., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                                WITNESSETH:

      WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") not owned directly or indirectly by Parent or directly by the Company will be converted into shares of Common Stock, par value $.10 per share, of Parent ("Parent Common Stock");

      WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in the best interest of their respective shareholders and is in furtherance of and consistent with their respective long-term business strategies and Parent has approved this Agreement and the Merger as the sole shareholder of Sub;

      WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) Parent has entered into an agreement (the "Company Stockholders Agreement") with certain stockholders of the Company pursuant to which such stockholders agreed to vote the shares of Company Common Stock owned by them in favor of the Merger and (ii) Parent has entered into an agreement (the "Registration Rights Agreement") with certain stockholders of the Company pursuant to which Parent grants certain rights to such stockholders regarding the registration of Parent Common Stock to be received by them in the Merger (the Company Stockholders Agreement, the Registration Rights Agreement and this Agreement are collectively referred to herein as the "Transaction Agreements");

      WHEREAS, for U.S. Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

      WHEREAS, it is intended that the Merger shall be treated for accounting purposes as a pooling of interests.

      NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                  ARTICLE I

                                 THE MERGER

      Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "Del.C."), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the Del.C.

      Section 1.2 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), duly executed in accordance with the relevant provisions of the Del.C., is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date or time of effectiveness of the Merger. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is filed or such later date and time established by the Certificate of Merger. The filing of the Certificate of Merger in accordance with the Del.C. shall be made on the date of the Closing (as hereinafter defined), or as promptly thereafter as practicable.

      Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the Del.C.

      Section 1.4 Directors of the Surviving Corporation. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and shall hold office until their successors are duly appointed or elected in accordance with applicable law and the Certificate of Incorporation and By-laws of the Surviving Corporation.

      Section 1.5 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and shall hold office until their successors are duly appointed or elected in accordance with applicable law and the Certificate of Incorporation and By-laws of the Surviving Corporation.

      Section 1.6 Charter and By Laws. At the Effective Time, the Certificate of Incorporation of the Company shall be amended so that Article Fourth thereof reads in its entirety as follows: "The total number of shares of stock which the Corporation shall have the authority to issue shall be 1,000 shares of common stock, par value $.01 per share ("Common Stock"), as so amended, it shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be amended to provide that the name of the corporation is "SAKS Holdings, Inc." and, as so amended, shall be the By-Laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by the Certificate of Incorporation of the Surviving Corporation or by applicable law.

      Section 1.7 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

      (a) Each issued and outstanding share of common stock of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

      (b) All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by Parent or Sub shall be canceled and no capital stock of Parent or other consideration shall be delivered in respect thereof.

      (c) Subject to the provisions of Sections 1.10 and 1.12 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.7(b)) shall be converted into 0.82 (the "Conversion Number") of a validly issued, fully paid and nonassessable share of Parent Common Stock. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.9, certificates representing the shares of Parent Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.8. Each certificate shall, from and after the Effective Time until surrendered in exchange for Parent Common Stock, for all purposes be deemed to represent the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger.

      Section 1.8    Parent to Make Certificates Available.

      (a) Exchange of Certificates. Parent shall authorize a commercial bank reasonably acceptable to the Company (or such other person or persons as shall be reasonably acceptable to Parent and the Company) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.7(c) in exchange for outstanding certificates representing shares of Company Common Stock and cash, as required to make payments in lieu of any fractional shares pursuant to
 Section 1.10 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). Except as contemplated by this
 Section 1.8, and Sections 1.10 and 1.11, the Exchange Fund shall not be used for any other purpose.

      (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "Certificates") a letter of transmittal (which shall be in customary form, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with
 Section 1.10 and any dividends and other distributions payable in accordance with Section 1.9, and any Certificate so surrendered shall forthwith be canceled.

      Section 1.9 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Parent Common Stock and no cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.10 until such person surrenders the related Certificate or Certificates, as provided in Section 1.8. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.10. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Except as otherwise provided in Section 4.6 of this Agreement, Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

      Section 1.10 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article 1, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this
 Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the average per share Closing Price on The New York Stock Exchange ("NYSE") of Parent Common Stock for the ten most recent Trading Days ending on the Trading Day immediately preceding the Closing Date by (ii) the fractional interest to which such
 holder would otherwise be entitled.   For purposes of this Agreement,
 "Closing Price" means the last reported selling price as reported on the NYSE Transaction Tape for a given date and "Trading Day" means a day on which securities are traded on the NYSE. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Parent, and the Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.9 and this Section 1.10.

      Section 1.11 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor either Constituent Corporation shall be liable to any former holder of Company Common Stock for any such shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      Section 1.12 Adjustment of Conversion Number. In the event of any reclassification, recapitalization, stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock) or subdivision with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities, any other dividend or distribution with respect to the Parent Common Stock as the same may be adjusted from time to time pursuant to the terms of this Agreement (or if a record date with respect to any of the foregoing should occur), prior to the Effective Time, appropriate and proportionate adjustments, shall be made to the Conversion Number, and all references to the Conversion Number in this Agreement shall be deemed to be to the Conversion Number as so adjusted.

      Section 1.13 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued pursuant to the terms hereof (including any cash paid pursuant to Section 1.10) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

      Section 1.14 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock outstanding prior to the Effective Time shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be canceled and exchanged as provided in this Article 1.

      Section 1.15 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with the practices Parent applies to its own shareholders), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.10 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.9.

      Section 1.16 Affiliates. Certificates surrendered for exchange by any Affiliate (as determined pursuant to Section 5.4) of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder and for purposes of applicable interpretations regarding pooling of interests accounting, shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 5.4 hereof.

      Section 1.17 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

      Section 1.18 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place immediately following the time the last of the conditions set forth in Article VI shall have been fulfilled or, where appropriate, waived or at such other time as Parent and the Company shall agree. The date on which the Closing occurs is referred to herein as the "Closing Date."


                                 ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Parent and Sub jointly and severally represent and warrant to the Company as follows:

      Section 2.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has the requisite corporate power and authority to carry on its business as now being conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary (as hereinafter defined) of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Parent. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement (a) each of "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any change or effect that is materially adverse to the assets, liabilities, results of operation or financial condition of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which generally are entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity. Parent has heretofore delivered to the Company complete and correct copies of Parent's certificate of incorporation ("Parent Charter") and by-laws ("Parent By-Laws"), as in effect on the date hereof.

      Section 2.2 Capital Structure. The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Parent Preferred Stock"). At the close of business on June 30, 1998, (i) 90,751,553 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;
 (ii) 37,721,369 shares of Parent Common Stock were held in the treasury of Parent or by the Subsidiaries of Parent, (iii) 7,682,674 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's 1994 Long-Term Incentive Plan, the 1987 Stock Option Plan, the 1997 Stock-Based Incentive Plan, the Parisian Stock Option Plans and the Carson Pirie Scott & Co. Stock Options Plan (the "Parent Stock Plans"); (iii) 582,339 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's 1994 Employee Stock Purchase Plan; and (iv) no shares of Parent Preferred Stock were issued or outstanding. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and be entitled to the benefits of the Parent Rights Plan (as hereinafter defined) under the terms thereof. As of the date of this Agreement, except for (a) this Agreement, (b) stock options covering not in excess of 6,999,674 shares of Parent Common Stock (collectively, the "Parent Stock Options"), (c) the 1994 Employee Stock Purchase Plan, (d) contingent stock grants of 683,000 shares of Parent Common Stock to key executives, and (e) securities issuable pursuant to the stock purchase rights declared as a dividend on March 28, 1995 (the "Parent Rights") and the rights agreement dated as of March 28, 1995 between Parent and Union Planters National Bank (as amended, the "Parent Rights Agreement", and together with the Parent Rights, the "Parent Rights Plan"), there are no options, warrants, calls, rights or agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock, or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant call, right or agreement. Except as disclosed in Parent SEC Documents (as hereinafter defined) filed prior to the date hereof, since June 30, 1998, Parent has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock, other than shares issued in the ordinary course pursuant to the Parent Stock Plans and the Parent Rights. Except as disclosed in Parent SEC Documents filed prior to the date hereof, there are no outstanding contractual obligations of Parent or any of Parent's Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of any Subsidiary of Parent. Each outstanding share of capital stock of each Subsidiary of Parent that is a corporation is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and, except as disclosed in Parent SEC Documents filed prior to the date hereof, each such share is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

      Section 2.3 Authority. On or prior to the date of this Agreement, the respective Boards of Directors of Parent and Sub have declared the Merger advisable and in the best interest of the shareholders of Parent and Sub, respectively, and approved this Agreement in accordance with applicable law, and the Board of Directors of Parent has (a) resolved to recommend the approval by Parent's shareholders of the matters covered by the Parent Shareholders' Approvals (as hereinafter defined) and (b) directed that this Agreement and the other matters subject to Parent Shareholders' Approvals be submitted to Parent's shareholders for approval. Each of Parent and Sub has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and, subject to approval by the shareholders of Parent of (i) this Agreement (the "Merger Agreement Approval"), (ii) and the issuance of Parent Common Stock in connection with the Merger (the "Share Issuance") and (iii) amendments to the Charter of Parent to (x) increase the authorized shares of Parent Common Stock (the "Share Increase Amendment"), (y) change the name of Parent to Saks Incorporated (the "Name Change Amendment"), and (z) increase the number of members of Parent's Board of Directors (the "Board Amendment" and, collectively with the Share Increase Amendment and the Name Change Amendment, the "Charter Amendments" and, collectively with the Share Increase Amendment, Name Change Amendment, Merger Agreement Approval and the Share Issuance, the "Parent Shareholders' Approvals"), to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of the Transaction Agreements to which it is a party and the consummation by Parent and Sub of the transactions contemplated hereby and thereby, including the Share Issuance, have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to (y) the Parent Shareholders' Approvals and (z) the filing of the Certificate of Merger pursuant to the Del.C. Each of Parent and Sub have duly executed and delivered the Transaction Agreements to which it is a party and (assuming the valid authorization, execution and delivery thereof by the other parties thereto) each such Transaction Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with their terms. The Share Issuance and the filing of a registration statement on Form S-4 with the Securities and Exchange Commission ("SEC") by Parent under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") and the taking of all actions in connection therewith have been duly authorized by Parent's Board of Directors.

      Section 2.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this
 Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, the execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or Parent By-Laws, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, lease, indenture, or other contract, agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such conflicts, violations, breaches, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby. No filing, notification or registration with, or authorization, consent or approval of, any domestic (federal and state), or foreign court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of the Transaction Agreements by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by the Transaction Agreements, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by the Transaction Agreements, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets, (vi) such filings as may be required under the laws of the State of Tennessee and other states to effectuate the Charter Amendments and filings with other Governmental Entities in connection with the Name Change Amendment, (vii) such filings and consents as may be required under federal and state securities laws in connection with the Registration Rights Agreement, (viii) applicable requirements, if any, of Blue Sky Laws and the NYSE, and (ix) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, or prevent or materially delay the consummation of any of the transactions contemplated hereby or by any other Transaction Agreement.

      Section 2.5 SEC Documents and Other Reports. Parent has filed all required documents with the SEC since January 1, 1995 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in accordance with GAAP the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to any other adjustments described therein and normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in Parent SEC Documents filed prior to the date hereof or as required by GAAP, Parent has not, since January 31, 1998, made any change in the accounting practices or policies applied in the preparation of financial statements. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and other applicable legal and accounting requirements.

      Section 2.6 Registration Statement and Joint Proxy Statement. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the joint proxy statement/prospectus included therein (together with any amendments or supplements thereto, the "Joint Proxy Statement") relating to the Shareholder Meetings (as hereinafter defined) will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, the time of each of the Shareholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Parent and the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

      Section 2.7 Absence of Certain Changes or Events. Except as disclosed in Parent SEC Documents filed prior to the date hereof, since January 31, 1998, (A) none of Parent or any of its Subsidiaries has incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on Parent, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) none of Parent or any of its Subsidiaries has sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that would have a Material Adverse Effect on Parent; (C) there has been no action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of
 Section 4.1(a); and (D) there has been no event, circumstance or development that would have a Material Adverse Effect on Parent, excluding any changes and effects resulting from changes in economic, market, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and Subsidiaries of Parent are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

      Section 2.8 Permits and Compliance. Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity ("Permits") necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent. None of Parent or any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except, in the case of clauses (A) and (B), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Except as disclosed in Parent SEC Documents filed prior to the date hereof, as of the date hereof, there is no contract or agreement that is material to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole. Except as set forth in Parent SEC Documents filed prior to the date hereof, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by Parent of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other contract, agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any such Subsidiary is bound or to which any of the properties, assets or operations of Parent or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. As used in this Agreement, "Knowledge of Parent" means the actual knowledge of any of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel or Principal Accounting Officer of Parent.

      Section 2.9 Tax Matters. (a) Each of Parent and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to have been filed (or extensions have been duly obtained) and has timely paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

      (b) The most recent financial statements contained in Parent SEC Documents reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Parent.

      (c) There are no material liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries are bound by any agreement except in the ordinary course with respect to Taxes.

      (d) Parent has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      (e) For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

      Section 2.10 Actions and Proceedings. Except as set forth in Parent SEC Documents filed prior to the date hereof or on Schedule 2.10 of the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement, (the "Parent Disclosure Letter") (a) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries, against or involving any of the present directors or officers of Parent or any of its Subsidiaries, as such, or involving any of its or their properties, assets or business that, individually or in the aggregate, would have a Material Adverse Effect on Parent and (b) as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries against or involving any of the present directors or officers of Parent or any of its Subsidiaries, as such, or involving any of its or their properties, assets or business that, individually or in the aggregate, would have a Material Adverse Effect on Parent. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending, or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of its or their present directors or officers, as such, or any of its or their properties, assets or business relating to the transactions contemplated by the Transaction Agreements.

      Section 2.11 Certain Agreements. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Parent Common Stock, or shares of Parent Common Stock granted in connection with the performance of services for Parent or its Subsidiaries, is or will be entitled to receive cash from the Parent or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement. Neither Parent nor any Subsidiary is a party to any termination benefits agreement or severance agreement or employment agreement which would be triggered by the consummation of the transactions contemplated by this Agreement.

      Section 2.12   ERISA.

      (a) With respect to each material Parent Plan (as hereinafter defined), Parent has made (or as soon as practicable will make) available to the Company a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"),
 (ii) such Parent Plan, (iii) each trust agreement, insurance contract or administration agreement relating to such Parent Plan, (iv) the most recent summary plan description of each Parent Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Parent Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Parent Plan intended to be qualified under section 401(a) of the Code. Except as would not have a Material Adverse Effect on Parent, each Parent Plan (as defined herein) complies in all material respects with all applicable statutes and governmental rules and regulations, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Parent Plan, (ii) neither Parent nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any Parent Multiemployer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so, (iii) no action has been taken, or is currently being considered, to terminate any Parent Plan subject to Title IV of ERISA, and (iv) Parent and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA; other than, in each case, such events or actions that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Except as would not have a Material Adverse Effect on Parent, no Parent Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

      (b) With respect to any Parent Plan which is subject to Title IV of ERISA, the present value of accrued benefit obligations, as determined in accordance with FAS 87 in accordance with the actuarial assumptions used to prepare the most recent reports of such Parent Plan, did not exceed the fair market value of the Plan assets as of the most recent valuation date for which an actuarial report has been prepared and Parent has no Knowledge of any Material Adverse Change to such status. With respect to the Parent Plans, no event has occurred in connection with which Parent or any ERISA Affiliate would be subject to any liability under the terms of such Parent Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Parent. With respect to any current or former employee or contractor of Parent or its Subsidiaries, consummation of the transactions contemplated by this Agreement shall not result in the payment or provision of additional compensation or benefits or accelerate the vesting, payment or funding of any compensation or benefits. No amounts payable or provided by Parent or its Subsidiaries related to the transactions contemplated by this Agreement will constitute "excess parachute payments" within the meaning of Section 280G of the Code. All Parent Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service (the "IRS") to be so qualified or a timely application for such determination is pending, and to the Knowledge of Parent, there is no reason why any such Parent Plan is not so qualified in operation. Neither Parent nor any of its ERISA Affiliates has been notified by any Parent Multiemployer Plan that such Parent Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Parent Multiemployer Plan intends to terminate or has been terminated under
 Section 4041A of ERISA. Neither Parent nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Parent SEC Documents filed prior to the date hereof. There are no pending or, to the knowledge of Parent, threatened, claims, suits, audits or investigations related to any Parent Plan other than claims for benefits in the ordinary course and other than claims, suits, audits or investigations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. As used herein,
 (i) "Parent Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Parent Multiemployer Plan)) or a "welfare plan" (as defined in Section 3(l) of ERISA) established or maintained by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates has contributed or otherwise may have any liability and all other retirement, deferred compensation, severance, termination, change in control, stock option, restricted stock or phantom stock plans, policies or programs of Parent or its Subsidiaries, (ii) "Parent Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Parent or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder, including without limitation, each of Parent's Subsidiaries. Parent has made (or as soon as practicable will make) available to Company the most recent summary plan description of each Parent Plan for which a summary plan description is required and each Parent Plan.

      Section 2.13 Compliance with Certain Laws. The properties, assets and operations of Parent and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws"), the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws") and all consumer credit laws, including, without limitation, bankruptcy laws relating to post-petition collection procedures (collectively, "Consumer Credit Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Parent or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on Parent. The term "hazardous materials" shall mean those substances that are regulated by or form the basis for liability under any applicable Environmental Laws. Parent will make available to the Company such certificates and environmental studies with respect to such properties as Parent has available on the date hereof.

      Section 2.14 Liabilities. Except as fully reflected or reserved against in the consolidated balance sheet of Parent and its Subsidiaries as of January 31, 1998 (included in the Parent SEC Documents) or as reflected in the Parent SEC Documents filed prior to the date hereof, Parent and its Subsidiaries have no liabilities (including, without limitation, tax liabilities) absolute or contingent, that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities incurred in the ordinary course of business or that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

      Section 2.15 Labor Matters. Except as set forth in Parent SEC Documents filed prior to the date hereof, or on Schedule 2.15 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services for Parent or any of its Subsidiaries (the "Parent Business Personnel"), and there is no unfair labor practice complaint or grievance against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Parent Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on Parent. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries which may interfere with the respective business activities of Parent or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on Parent. Parent and its Subsidiaries are in material compliance with all labor, employment and wage payment-related laws, regulations and rules.

      Section 2.16 Intellectual Property. Parent and its Subsidiaries own or possess adequate licenses or other legal rights to use, free to Parent's Knowledge of infringement by others, all patents, trademarks, trade names, trade dress, service marks, trade secrets, copyrights, software, mailing lists and other proprietary intellectual property rights including all applications with respect thereto (collectively, "Intellectual Property Rights") as are necessary in connection with the business of Parent and its Subsidiaries as currently conducted, taken as a whole, except where the failure to have such Intellectual Property Rights or such infringement by others would not have a Material Adverse Effect on Parent. To Parent's Knowledge, neither Parent nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

      Section 2.17 Opinion of Financial Advisor. Parent has received the written opinion of Salomon Smith Barney, dated the date hereof, to the effect that, as of such date, the Conversion Number is fair to Parent from a financial point of view, a copy of which opinion will be made available to the Company promptly after the date of this Agreement.

      Section 2.18 Pooling of Interests/Tax Free Treatment. Parent has made available to Price Waterhouse Coopers LLP ("PWC") substantially all documents and other written materials and other information relating to Parent that, based upon the advice of PWC, Parent management believes would be material to their conclusion that no conditions exist with respect to either company which would preclude accounting for the Merger as a pooling of interests. Neither Parent nor any of its Subsidiaries, nor to Parent's Knowledge, any of Parent's Affiliates, has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

      Section 2.19 Required Vote of Parent Shareholders. Under applicable Tennessee law and the Parent Charter and Parent Bylaws, (i) the affirmative vote of a majority of the votes eligible to be cast is required for Merger Agreement Approval, (ii) the affirmative vote of a majority of a quorum is required to approve the Share Issuance, the Share Increase Amendment and the Name Change Amendment and (iii) the affirmative vote of eighty percent of the outstanding shares of Parent Common Stock are required to approve the Board Amendment. No other vote of the shareholders of Parent is required by law, the Parent Charter or Parent By-Laws of Parent or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

      Section 2.20 Ownership of Shares. Neither Parent nor any of its Subsidiaries owns any Shares of Company Common Stock.

      Section 2.21 Operations of Sub. Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

      Section 2.22 Brokers. No broker, investment banker or other person, other than Salomon Smith Barney, the fees and expenses of which will be paid by Parent (and as reflected in agreements between Salomon Smith Barney, and Parent, a copy of which has been furnished to the Company), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

      Section 2.23   State Takeover Statutes and Shareholder Rights Plan.

      (a) Assuming the accuracy of the Company's representations and warranties contained in Section 3.20 (Ownership of Shares), as of the date hereof, no state takeover statutes or other state statutes, including any business combination act, or any supermajority Parent Charter provisions are applicable to the Merger, this Agreement and the transactions contemplated hereby, other than the Board Amendment.

      (b) As of the date hereof and as of the Effective Time, (i) Parent will have no additional obligations under the Parent Rights or the Parent Rights Agreement and (ii) the holders of the Parent Rights will have no additional rights under the Parent Rights or the Parent Rights Agreement, in each case, as a result of any of the transactions contemplated by this Agreement. Execution and delivery of this Agreement does not, and compliance with the provisions hereof will not, cause the holders of the Parent Rights to have any rights under the Parent Rights or the Parent Rights Agreement.


                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Sub as follows:

      Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent complete and correct copies of the Company's Certificate of Incorporation ("Company Charter") and by-laws ("Company By-Laws"), as in effect on the date hereof.

      Section 3.2 Capital Structure. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, par value $.0l per share. At the close of business on July 2, 1998, (i) 64,020,413 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 24,000 shares of Company Common Stock were held in the treasury of the Company or by the Subsidiaries of the Company, (iii) not more than 6,235,000 shares of Company Common Stock were reserved for future issuance pursuant to the Saks Holdings, Inc. 1996 Management Stock Incentive Plan, (the "Company Stock Plan" (iv) 6,641,000 shares of Company Common Stock were reserved for issuance pursuant to the Company's 51/2% Convertible Subordinated Notes due September 15, 2006 (the "Notes") and (v) 64,000 shares of Company Common Stock were reserved for issuance pursuant to the 1997 Non-Employee Directors Plan. As of the date of this Agreement, except for stock options covering not in excess of 5,375,000 shares of Company Common Stock issued under the Company Stock Plans (collectively, the "Company Stock Options") and except for the outstanding Notes, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such capital stock, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Except as disclosed in the Company SEC Documents (as hereinafter defined) filed prior to the date hereof, since July 2, 1998, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock, other than shares issued in the ordinary course pursuant to the Company Stock Plans. Except as disclosed in the Company SEC Documents filed prior to the date hereof, there are no outstanding contractual obligations of the Company or any of the Company's Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of any Subsidiary of the Company. Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and except as disclosed in the Company SEC Documents filed prior to the date hereof, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

      Section 3.3 Authority. The Board of Directors of the Company has on or prior to the date of this Agreement (a) declared the Merger advisable and in the best interest of the Company and its stockholders and approved this Agreement in accordance with applicable law, (b) resolved to recommend the approval of this Agreement by the Company's stockholders and (c) directed that this Agreement be submitted to the Company's stockholders for approval. The Company has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and, subject to approval by the stockholders of the Company of the Merger (which approval, for all purposes in this Agreement, shall be deemed to include any necessary approval of amendments to the Company's Stock plans) (collectively, the "Company Shareholder Approvals"), to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) Company Shareholder Approvals and (y) the filing of the Certificate of Merger pursuant to the Del.C. The Transaction Agreements to which it is a party have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery thereof by the other parties thereto) each such Transaction Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with their terms. The filing of the Joint Proxy Statement with the SEC and the taking of all actions in connection therewith have been duly authorized by the Company's Board of Directors.

      Section 3.4 Consents and Approvals; No Violation. Assuming all consents, approvals, authorizations and other actions described in this
 Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made and except as set forth in Schedule 3.4 of the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the "Company Disclosure Letter"), the execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or Company By-Laws, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, lease, indenture or other contract, agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or
 (iv), any such conflicts, violations, breaches, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby. No filing, notification or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of the Transaction Agreements by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by the Transaction Agreements, except for
 (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets, (vi) applicable requirements, if any, of Blue Sky Laws and the NYSE, and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby or by any other Transaction Agreement. The execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, result in any violation of, or breach or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any leases, subleases, reciprocal operating agreements or reciprocal easement agreements relating to the Company stores listed on Schedule 3.4 of the Company Disclosure Letter.

      Section 3.5 SEC Documents and Other Reports. The Company has filed all required documents with the SEC since January 1, 1995 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in accordance with GAAP the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by GAAP, the Company has not, since January 31, 1998, made any change in the accounting practices or policies applied in the preparation of financial statements. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and other applicable legal and accounting requirements.

      Section 3.6 Registration Statement and Joint Proxy Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, the time of each of the Shareholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Parent and the Company. The Joint Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

      Section 3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or in Schedule 3.7 of the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the "Company Disclosure Letter"), since January 31, 1998, (A) none of the Company or any of its Subsidiaries has incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) the Company or any of its Subsidiaries has sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that would have a Material Adverse Effect on the Company; (C) there has been no action taken by the Company or any of Subsidiaries, that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b); and (D) there has been no event, circumstance or development that would have a Material Adverse Effect on the Company, excluding any changes and effects resulting from changes in economic, market, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and Subsidiaries of the Company are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof.

      Section 3.8 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all Permits necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the Company or any of its Subsidiaries is in violation of (A) its certificate, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (A) (as to the Company's Subsidiaries only), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Schedule 3.8(a) of the Company Disclosure Letter, as of the date hereof there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Schedule 3.8(b) of the Company Disclosure Letter, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any contractual license or other contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. As used in this Agreement "Knowledge of the Company" means the actual knowledge of any of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or the General Counsel of the Company.

      Section 3.9 Tax Matters. (a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to have been filed (or extensions have been duly obtained) and has timely paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      (b) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

      (c) There are no material liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are bound by any agreement, except for agreements entered into in the ordinary course with respect to Taxes.

      (d) The Company has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      Section 3.10 Actions and Proceedings. Except as set forth in the Company SEC Documents filed prior to the date hereof or in Schedule 3.10 of the Company Disclosure Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, against or involving any of the present directors or officers of the Company or any of its Subsidiaries, as such, or involving any of its or their properties, assets or business that, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth in the Company SEC Documents filed prior to the date hereof or on Schedule 3.10 of the Company Disclosure Letter, as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries against or involving any of the present directors or officers, of the Company or any of its Subsidiaries as such or involving any of its or their properties, assets or business that, individually or in the aggregate, would have a Material Adverse Effect on the Company. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending, or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present directors or officers, as such, or any of its or their properties, assets or business relating to the transactions contemplated by the Transaction Agreements.

      Section 3.11   Certain Agreements.  Except as set forth in Schedule
 3.11 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement (other than in lieu of fractional shares). Neither the Company nor any Subsidiary is a party to any termination benefits agreement or severance agreement or employment agreement which would be triggered by the consummation of the transactions contemplated by this Agreement, except as set forth in Schedule 3.11 of the Company Disclosure Letter.

      Section 3.12   ERISA.

      (a) With respect to each material Company Plan (as hereinafter defined), the Company has made (or as soon as practicable will make) available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) such Company Plan,
 (iii) each trust agreement, insurance contract or administration agreement relating to such Company Plan, (iv) the most recent summary plan description of each Company Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code. Except as would not have a Material Adverse Effect on the Company, (i) each Company Plan complies in all material respects with all applicable statutes and governmental rules and regulations, including but not limited to ERISA, the Code and COBRA, (ii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan, (iii) neither the Company nor any of its ERISA Affiliates has withdrawn from any Company Multiemployer Plan (as hereinafter defined), or instituted, or is currently considering taking, any action to do so, and (iv) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA, and (v) the Company and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA, other than, in each case, such events or actions that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as would not have a Material Adverse Effect on the Company, no Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. Except as disclosed on Schedule 3.12(a) of the Company Disclosure Letter, with respect to any Company Plan which is subject to Title IV of ERISA, the present value of accrued benefit obligations, as determined in accordance with FAS 87 in accordance with the actuarial assumptions used to prepare the most recent reports of such Company Plan, did not exceed the fair market value of the Plan assets as of the most recent valuation date for which an actuarial report has been prepared, and the Company has no Knowledge of any Material Adverse Change to such status.

      (b) With respect to the Company Plans, no event has occurred in connection with which the Company or any ERISA Affiliate would be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents or set forth in
 Schedule 3.12(b) of the Company Disclosure Letter, with respect to any current or former employee or contractor of the Company or its subsidiaries, consummation of the transactions contemplated by this Agreement shall not result in the payment or provision of additional compensation or benefits or accelerate the vesting, payment or funding of any compensation or benefits. Except as disclosed in the Company SEC Documents or set forth in Schedule 3.12(b) of the Company Disclosure Letter, no amounts payable or provided by the Company or its subsidiaries related to the transactions contemplated by this Agreement will constitute "excess parachute payments" within the meaning of Section 280G of the Code. Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending, and to the Knowledge of the Company, there is no reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Except as disclosed in the Company SEC Documents filed prior to the date hereof or set forth in Schedule 3.12(b) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Company Annual Report. There are no pending, or to the knowledge of the Company, threatened, claims, suits, audits or investigations related to any Company Plan other than claims for benefits in the ordinary course and other than claims, suits, audits or investigations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)) or a "welfare plan" (as defined in Section 3(l) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability and all other retirement, deferred compensation, severance, termination, change in control, stock option, restricted stock or phantom stock plans, policies or programs of the Company or its Subsidiaries, (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability and (iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder, including, without limitation, each of the Company's Subsidiaries.

      Section 3.13   Compliance with Certain Laws.  Except as disclosed in
 Schedule 3.13 of the Company Disclosure Letter, the properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable Worker Safety Laws, Environmental Laws and Consumer Credit Laws, except for any violations that individually or in the aggregate would not have a Material Adverse Effect on the Company. Except as disclosed in Schedule 3.13 of the Company Disclosure Letter, with respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than interference or prevention that would not individually or in the aggregate with any other such interference or prevention have a Material Adverse Effect on the Company. The Company will make available to Parent such certificates and environmental studies with respect to such properties as the Company has available on the date hereof.

      Section 3.14 Liabilities. Except as fully reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of January 31, 1998 (included in the Company SEC Documents) or as reflected in the Company SEC Documents filed prior to the date hereof, or set forth in Schedule 3.14 of the Company Disclosure Letter, the Company and its Subsidiaries have no liabilities (including, without limitation, tax liabilities) absolute or contingent, that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities incurred in the ordinary course of business or that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

      Section 3.15 Labor Matters. Except as set forth in Schedule 3.15 of the Company Disclosure Letter or in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company. The Company and its subsidiaries are in material compliance with all labor, employment and wage payment-related laws, regulations and rules.

      Section 3.16 Intellectual Property. The Company and its Subsidiaries own or possess adequate licenses or other legal rights to use, free to the Company's Knowledge of infringement by others, all Intellectual Property Rights as are necessary in connection with the business of the Company and its Subsidiaries as currently conducted, taken as a whole, except where the failure to have such Intellectual Property Rights or such infringement by others would not have a Material Adverse Effect on the Company. To the Company's Knowledge, neither the Company nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

      Section 3.17 Opinion of Financial Advisor. The Company has received the written opinions of Goldman, Sachs & Co. and Merrill Lynch & Co. dated the date hereof, to the effect that, as of the date hereof, the Conversion Number is fair to the Company's stockholders from a financial point of view, a copy of which opinion will be made available to Parent promptly after the date of this Agreement.

      Section 3.18 Pooling of Interests/Tax Free Treatment. The Company has made available to PWC substantially all documents and other written materials and other information relating to the Company that, based upon the advice of PWC, the Company believes would be material to their conclusion that no conditions exist with respect to either Company which would preclude accounting for the Merger as a pooling of interests. Neither the Company nor to the Company's Knowledge, any of Company's Affiliates, has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

      Section 3.19 Required Vote of Company Stockholders. Under applicable Delaware law and the Company Charter and Company Bylaws, the affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock is required to approve the Merger. No other vote of the stockholders of the Company is required by law, the Company Charter or Company By-Laws or otherwise for the Company to consummate the Merger and the transactions contemplated hereby.

      Section 3.20 Ownership of Shares. Neither Company nor any of its Subsidiaries owns any Shares of Parent Common Stock.

      Section 3.21 Brokers. No broker, investment banker or other person, other than Goldman, Sachs & Co. and Merrill Lynch & Co., the fees and expenses of which will be paid by the Company (and are reflected in agreements between Goldman, Sachs & Co. and Merrill Lynch & Co. and the Company, respectively, copies of which have been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

      Section 3.22 State Takeover Statutes. Assuming the accuracy of Parent's representations and warranties contained in Section 2.20 (Ownership of Shares), the Board of Directors of the Company has taken all action so that, prior to the execution hereof, the Board of Directors has approved the Merger and the Company Stockholders Agreement prior to the execution hereof pursuant to Section 203 of the Del.C. As of the date hereof, except as set forth in Section 2.23(a), no other state takeover statutes, including without limitation, any business combination act or supermajority Company Charter provisions are applicable to the Merger, this Agreement and the transactions contemplated hereby.


                                 ARTICLE IV

                  COVENANTS RELATING TO CONDUCT OF BUSINESS

      Section 4.1    Conduct of Business Pending the Merger.

      (a) Actions by Parent. Except as expressly permitted by clauses (i) through (ix) of this Section 4.1(a), during the period from the date of this Agreement through the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time, Parent, shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company:

      (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such (other than dividends and other distributions by Subsidiaries), (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof or the capital stock of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the redemption of the Parisian 9 7/8% Senior Subordinated Notes), or (z) institute any share repurchase program;

           (ii) issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible or exchangeable into, or exercisable for, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) subject to Section 4.4, the issuance of stock options and shares of Parent Common Stock to employees of Parent or any of its Subsidiaries in the ordinary course of business consistent with past practice, (B) the issuance of Parent securities pursuant to the Parent Rights Plan, and (C) the issuance by any wholly-owned Subsidiary of Parent of its capital stock to Parent or another wholly-owned Subsidiary of Parent;

           (iii) amend its charter or by-laws;

           (iv) except as set forth on Schedule 4.1 of the Parent Disclosure Letter and except for inventory, merchandise, finished goods and accounts receivable acquired in the ordinary course of business, acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, unless (i) the entering into a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would not (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (C) increase the risk of not being able to remove any such order on appeal or otherwise, and (ii) in the case of any individual acquisition, merger, consolidation or purchase, the value of which does not exceed $750 million;

           (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) sales of inventory, merchandise and finished goods in the ordinary course of business, (B) transactions that are in the ordinary course of business consistent with past practice and not material to Parent and its Subsidiaries taken as a whole, (C) as may be required by any Governmental Entity and (D) subject to Sections 4.4, dispositions involving an aggregate consideration not in excess of $500 million;

           (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) indebtedness in the ordinary course of business consistent with past practice, (B) indebtedness, loans, advances, capital contributions and investments between Parent and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (C) the issuance of up to $300 million in senior notes and (D) such indebtedness as may be necessary to fund actions allowed under Section 4.1(a)(iv) hereof;

           (vii) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable federal, state or local law, rule, regulation, guideline or ordinance;

           (viii) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by GAAP); or

           (ix) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

      (b)  Actions by the Company.  Except as expressly permitted by clauses
 (i) through (xvi) of this Section 4.1(b), during the period from the date of this Agreement through the Effective Time, the Company, subject to
 Section 4.2 hereof, shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in the ordinary course as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company, subject to Section 4.2 hereof, shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

      (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than dividends and other distributions by Subsidiaries), (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) except as set forth in Schedule 4.1(b)(i) of the Company Disclosure Letter, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or the capital stock of any Subsidiaries, or any securities thereof, or any rights, warrants or options to acquire any such shares or other securities or (z) institute any share repurchase program;

           (ii) issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible or exchangeable into, or exercisable for, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms;

           (iii)     amend its charter, or by-laws;

           (iv) except as set forth in Schedule 4.1(b)(iv) of the Company Disclosure Letter and except for inventory, merchandise, finished goods and accounts receivable acquired in the ordinary course of business, acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than acquisitions of assets in the ordinary course of business consistent with past practice, the value of which do not exceed $50 million in the aggregate;

           (v) except as set forth in Schedule 4.1(b)(v) of the Company Disclosure Letter, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets other than (A) sales of inventory, merchandise and finished goods in the ordinary course of business, (B) transactions that are in the ordinary course of business consistent with past practice, not material to the Company and its Subsidiaries taken as a whole, and in an aggregate amount greater than $50 million and (C) as may be required by any Governmental Entity;

           (vi) except as set forth in Schedule 4.1(b)(vi) of the Company Disclosure Letter, incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) indebtedness incurred in the ordinary course of business consistent with past practice and (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

           (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

           (viii) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement, other than (A) as required by law, or
 (B) as expressly contemplated by this Agreement;

           (ix) increase the compensation payable or to become payable to its officers, employees, or directors except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries, or grant any additional rights to severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as set forth on
 Schedule 4.1(b)(ix) of the Company Disclosure Letter or as may be required to comply with applicable law, amend or take action in any such case in a manner so as to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

           (x) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable federal, state or local law, rule, regulation, guideline or ordinance;

           (xi) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by GAAP);

           (xii) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability or refund involving taxes in excess of $1,000,000;

           (xiii) except as set forth in Schedule 4.1(b)(xiii) of the Company Disclosure Letter, enter into any contract (other than for inventory, merchandise or finished goods) that cannot be canceled on 30 days' notice pursuant to which it is obligated in an amount in excess of $1,000,000;

           (xiv) other than as required by law, make any material changes to terms and conditions of its credit cards issued, or change in any material respect the underwriting standards therefor;

           (xv) make any capital expenditure in the aggregate in excess of $2,000,000, other than expenditures (and contracts for such expenditures) set forth in the Company's current capital budget included as Schedule 4.1(b)(xv) of the Company Disclosure Letter; or

           (xvi) authorize, recommend, or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

      (c) Other Actions. The Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 4.2 with regard to the Company, any condition to the Merger set forth in
 Article VI not being satisfied.

      Section 4.2 No Solicitation. (a) The Company shall not, nor shall it permit any Subsidiary of the Company to, nor shall it authorize any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any Subsidiary of the Company to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal (as hereinafter defined), (ii) enter into or, other than in connection with a termination of this Agreement pursuant to Section 7.1(g), approve any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to the approval of this Agreement by the stockholders of the Company, the Company (A) following receipt of a Company Takeover Proposal from a third party, may participate in any discussions or negotiations (including, as a part thereof, making any counterproposal) with such third party or its agents or representatives, or furnish information with respect to the Company to such third party or its agents or representatives pursuant to a customary confidentiality agreement, or take any such other action otherwise prohibited by clause (i) or (ii) above with respect to such third party or its agents or representatives with respect to any Company Takeover Proposal if the Company's Board of Directors determines in good faith, after receipt of advice from counsel, that the failure to participate in such discussions or negotiations or to furnish such information, or take such other action, may constitute a breach of its fiduciary duties under, or otherwise violate, applicable law, provided that the Company shall not be permitted to take any such actions with respect to any proponent of a Company Takeover Proposal after the thirtieth day following the date on which the Company's Board of Directors first makes such determination with respect to such proponent (it being understood that the Company will notify Parent promptly as to any such date), and (B) shall be permitted to (x) take and disclose to the Company's stockholders a position or make a recommendation with respect to any Company Takeover Proposal or amend or withdraw such position or amend or withdraw its position with respect to the Merger, including pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (y) make appropriate disclosure to the Company's stockholders, in each case, if the Company's Board of Directors determines in good faith, after receipt of advice from counsel, that the failure to take such action may constitute a breach of its fiduciary duties under, or otherwise violate, applicable law. For purposes of this Agreement, "Company Takeover Proposal" means any proposal for a merger or other business combination involving the Company and its Subsidiaries or the acquisition or purchase of more than 25% of any class of equity securities of the Company or any of its Significant Subsidiaries (as hereinafter defined), or any tender offer (including self-tenders) or exchange offer that, if consummated, would result in any person beneficially owning more than 25% of any class of equity securities of the Company or any of its Significant Subsidiaries, or a majority of the assets of the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Parent Takeover Proposal" means any proposal for a merger or other business combination involving Parent and its Subsidiaries or the acquisition or purchase of more than 25% of any class of equity securities of Parent or any of its Significant Subsidiaries, or any tender offer (including self-tenders) or exchange offer that, if consummated, would result in any person beneficially owning more than 25% of any class of equity securities of Parent or any of its Significant Subsidiaries, or a majority of the assets of Parent or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Significant Subsidiary" shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated under the Exchange Act.

      (b) Neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger, or approve or recommend, or propose to approve or recommend, any Company Takeover Proposal, unless (i) the Board of Directors of the Company determines in good faith, after receipt of advice from counsel, that the failure to do so may constitute a breach of its fiduciary duties under, or otherwise violate, applicable law, and (ii) any of the following is true: (A) a Company Takeover Proposal has been made and not withdrawn,
 (B) the Company then has the right to terminate this Agreement pursuant to
 Section 7.1(j) or (C) the Company then has the right to terminate this Agreement pursuant to Section 7.1(b) or (c).

      (c) The Company promptly shall advise Parent orally and in writing of its receipt of any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal, the material terms of any such Company Takeover Proposal and any changes to such material terms. The Company shall provide to Parent, as soon as practicable after receipt or delivery thereof, copies of any written Company Takeover Proposal and documents reflecting any changes to such material terms.

      Section 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, neither the Parent nor the Company, without the prior written consent of the other party, shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which Parent or the Company or any of their respective Subsidiaries is a party and which relates to a Parent or Company Takeover Proposal (other than any involving the other party hereto), unless the Board of Directors of Parent or the Company, as the case may be, determines in good faith after receipt of advice from counsel, that the failure to terminate, amend, modify or waive any such confidentiality or standstill agreement may constitute a breach of its fiduciary duties under, or otherwise violate, applicable law. Subject to such fiduciary duties, during such period, each of Parent and the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

      Section 4.4 Pooling of Interests; Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries or Affiliates shall (a) knowingly take or fail to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (b) knowingly take or fail to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Between the date of this Agreement and the Effective Time, Parent and the Company each shall take all reasonable actions (including taking all reasonable actions with respect to seeking consents from third parties) necessary to cause the characterization of the Merger as a pooling of interests for accounting purposes if such a characterization were jeopardized by action taken by Parent or the Company, respectively, prior to the Effective Time; provided, however that nothing contained herein shall require either party to take any actions without receipt of appropriate or desirable consents from third parties.

      Section 4.5 Tax Representation Letters. For purposes of the tax opinions described in Section 6.2(b) of this Agreement, Parent and the Company shall provide representation letters reasonably customary in scope and substance, dated as of the date that is two business days prior to the date the Joint Proxy Statement is mailed to shareholders of the Company and reissued as of the date of Closing.

      Section 4.6 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real Property transfer, stamp, recording, documentary or other taxes and any other fees and other similar taxes which become payable in connection with the Merger (collectively, "Transfer
 Taxes").   Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of the Company Common Stock, all Transfer Taxes.


                                  ARTICLE V

                            ADDITIONAL AGREEMENTS

      Section 5.1 Shareholder Meetings. Provided that the Board of Directors of the Company has not publicly withdrawn or modified its approval or recommendation of the Merger Agreement or the Merger in accordance with Section 4.2(b), the Company and Parent each shall call a meeting of its shareholders (respectively, the "Company Stockholder Meeting" and the "Parent Shareholder Meeting" and, collectively, the "Shareholder Meetings") to be held, if practicable, on the same day and as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of considering the approval of this Agreement (in the case of the Company) and the Parent Shareholders' Approvals (in the case of Parent). Subject to Section 4.2, the Company and Parent will, through their respective Boards of Directors, recommend to their respective shareholders approval of such matters. Without limiting the generality of the foregoing, subject to Section 4.2, the Company and Parent agree that their obligations pursuant to the first sentence of this
 Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to either party of any Company Takeover Proposal.

      Section 5.2 Preparation of the Registration Statement and the Joint Proxy Statement. The Company and Parent shall promptly prepare and file with the SEC the Joint Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Joint Proxy Statement to its respective shareholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Notwithstanding any other provision of this Agreement to the contrary (but without limiting the parties respective termination rights under Section 7.1(h) or (i)), the Company and Parent may make any disclosure to their respective shareholders if their respective Boards of Directors determine in good faith, after receipt of advice from counsel, that the failure to make such disclosure may constitute a breach of their fiduciary duties under, or otherwise violate, applicable law. Subject to the foregoing, no amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the prior approval of the other party. Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

      Section 5.3 Access to Information. Subject to currently existing contractual and legal restrictions applicable to Parent or to the Company or any of their respective Subsidiaries, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of the other party hereto reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, Parent and the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

      Section 5.4    Compliance with the Securities Act; Pooling Period.

      (a) Prior to mailing the Joint Proxy Statement, the Company shall deliver to Parent and Parent shall deliver to the Company a list of names and addresses of those persons who, in the opinion of the Company or Parent, as the case may be, may, at the time of the Company Stockholders Meeting or the Parent Shareholder Meeting, as the case may be, be deemed to be "affiliates" of the Company within the meaning of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting ("Affiliates"). The Company shall provide to Parent and Parent shall provide to the Company such information and documents as each shall reasonably request for purposes of reviewing such lists. There shall be added to such lists the names and addresses of any other person which Parent or the Company, as the case may be, reasonably identifies (by written notice to the other party within ten business days after receipt of such list) as being a person who may be deemed to be an Affiliate of the Company or Parent, as the case may be; provided, however, that no such person identified by Parent or the Company, as the case may be, shall be added to the list of Affiliates of the other party if Parent or the Company, as the case may be, receives from such other party, on or before the Effective Time, a reasonably satisfactory opinion of counsel to the effect that such person is not an Affiliate.
 Each party shall exercise all reasonable efforts to deliver or cause to be delivered to the other party, not later than 30 days prior to the Effective Time, from each of such Affiliates of such party identified in the foregoing list, an affiliate letter in the form attached hereto as Exhibit A-1 or A-2 respectively.

      (b) If the Merger would otherwise qualify for pooling-of-interests accounting treatment, shares of Parent Common Stock issued to such Affiliates of the Company in exchange for shares of Company Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and the Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies (the "Pooling Financial Results"), regardless whether each such Affiliate has provided the written agreement referred to in this Section 5.4. Parent agrees to publish the Pooling Financial Results within 45 days after the end of the first full fiscal month following the Closing. Except as set forth in the Registration Rights Agreement, Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock received in the Merger by such Affiliates and the certificates representing Parent Common Stock received by such Affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 5.4.

      Section 5.5 Designation of Directors. At the Effective Time, Parent shall take all actions necessary to cause three designees of the Company (two of whom shall be members of senior management of the Company) to be appointed to its Board of Directors (and, if Parent has any discretion in the matter, in such classes, as shall be mutually agreed by Parent and the Company prior to the Closing Date), to serve until their terms expire or until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Parent Charter or Parent Bylaws.

      Section 5.6 NYSE Listing. Parent shall use its reasonable best efforts to have authorized for listing on the NYSE, subject to official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger.

      Section 5.7    Fees and Expenses.

      (a) Except as provided in this Section 5.7, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses for the Joint Proxy Statement shall be divided equally between Parent and the Company.

      (b) The Company shall pay to Parent a fee of $80 million if: (i) the Company terminates this Agreement pursuant to Section 7.1(g); (ii) Parent terminates this Agreement pursuant to Section 7.1(h); or (iii) any person makes a Company Takeover Proposal that was not withdrawn by the date of the Company Stockholders Meeting and, thereafter, this Agreement is terminated pursuant to Section 7.1(e) and, within six months of the date of the Company Stockholders Meeting, the Company enters into a definitive agreement with respect to, or consummates, a Company Takeover Proposal.

      (c) Parent shall pay to the Company a fee of $80 million if (i) the Company terminates this Agreement pursuant to Section 7.1(i); or (ii) any person makes a Parent Takeover Proposal that was not withdrawn by the date of the Parent Shareholders Meeting and, thereafter, this Agreement is terminated pursuant to Section 7.1(f) and within six months of the date of the Parent Shareholders Meeting, Parent enters into a definitive agreement with respect to, or consummates, a Parent Takeover Proposal.

      (d) Any fee payable under Section 5.7(b) or (c) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement or, in the case of clause (iii) of Section 5.7(b) or clause (ii) of Section 5.7(c), on the date of execution and delivery by the Company or Parent, as the case may be, of the definitive agreement referred to therein or, if later, the date of termination of this Agreement.

      Section 5.8    Company Stock Options and Other Equity Based Awards.

      (a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each unexpired and unexercised option to purchase shares of Company Common Stock (a "Company Stock Option"), under the Company Stock Plans, or otherwise granted by the Company outside of any Company Stock Plan, will be assumed by Parent as hereinafter provided. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each Company Stock Option will be automatically converted into an option (the "Parent Stock Option") to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under such Company Stock Option multiplied by the Conversion Number, at a price per share of Parent Common Stock equal to the per share option exercise price specified in the Company Stock Option, divided by the Conversion Number. Such Parent Stock Option shall otherwise be subject to the same terms and conditions as such Company Stock Option. At the Effective Time, (i) all references in the Company Stock Plans, the applicable stock option or other awards agreements issued thereunder and in any other Company Stock Options to the Company shall be deemed to refer to Parent; and (ii) Parent shall assume the Company Stock Plans and all of the Company's obligations with respect to the Company Stock Options.

      (b) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each restricted stock award of the Company ("Company Equity Based Award") shall be assumed by the Parent and shall be automatically converted into an identical award with respect to Parent Common Stock ("Parent Equity Based Award"), adjusted based on the Conversion Number, and otherwise subject to the same terms and conditions as the related Company Equity Based Award.

      (c) In respect of each Company Stock Option as converted into a Parent Stock Option pursuant to Section 5.8(a) and assumed by Parent, and the shares of Parent Common Stock underlying such option, Parent shall file as soon as practicable after the Effective Time with the Securities and Exchange Commission, and keep current the effectiveness of, a registration statement on Form S-8 (which may be accomplished by amendment of the registration statement on Form S-4) or other appropriate form for as long as such options or equity based awards remain outstanding (and maintain the current status of the prospectus with respect thereto).
 Parent agrees to reserve a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of such Company Stock Options.

      (d) The Company agrees that it will not grant any stock options, restricted stock, stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Stock Options in lieu of the substitution therefor of Parent Stock Options, as described in this Section 5.8.

      Section 5.9    Convertible Subordinated Notes.

      At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the Holder thereof, the Saks Holdings, Inc. 5 1/2% Convertible Subordinated Notes due September 15, 2006 (the "Convertible Notes") outstanding at the Effective Time shall become obligations of the Surviving Corporation and shall remain outstanding thereafter; and from and after the Effective Time, the holders of the Convertible Notes shall have the right to convert such Convertible Notes into such number of shares of Parent Common Stock and such amount of cash in lieu of fractional shares received in the Merger by a holder of the number of shares of Company Common Stock into which such Convertible Notes were convertible immediately prior to the Effective Time.

      Section 5.10   Reasonable Efforts.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, including, with regard to the Company, Section 4.2, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Parent and the Company shall cooperate with each other in connection with the making of such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable suggestions in connection therewith.

      (b) The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or in behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. Each party shall promptly notify the other party of any communication to that party from any Governmental Entity in connection with any required filing with, or approval or review by, such Governmental Entity in connection with the Merger and permit the other party to review in advance any such proposed communication to any Governmental Entity. Neither party shall agree to participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

      (c) Each party shall use all reasonable efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or result in a material breach of any covenant made by it in this Agreement.

      Section 5.11 Public Announcements. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of the NYSE.

      Section 5.12 State Takeover Laws. If any "fair price" "business combin-ation" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

      Section 5.13 Indemnification; Directors and Officers Insurance. For not less than six (6) years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of the Company and of its Subsidiaries to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Charter and Company By-Laws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200 percent of the last annual premium paid prior to the date hereof, which premium the Company represents and warrants to be approximately $450,000.

      Section 5.14 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or nonoccurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or (iv) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      Section 5.15   Employee Matters.

      (a) For a period commencing on the date of the Closing and ending on the date which is the second anniversary of the date of the signing of this Agreement (the "Benefit Continuation Period"), the Parent agrees to cause the Surviving Corporation and its Subsidiaries to provide to all active employees of the Company who continue to be employed by the Company as of the Effective Time ("Continuing Employees") coverage under those benefit plans, arrangements and policies (including, but not limited to, those relating to severance pay, except with respect to those Continuing Employees who are eligible to receive severance in accordance with Exhibit B attached hereto) that are maintained for the benefit of such employees by the Company immediately prior to the date of the Closing (collectively, the "Benefit Arrangements"); provided, however, that the foregoing shall not apply to any equity-based compensation program or annual bonus program. Parent further agrees that (1) no changes to any of the Benefit Arrangements shall be made during the Benefit Continuation Period without the prior approval of the chief executive officer of Saks Fifth Avenue; (2) following the date of the Closing until December 31, 1998, Continuing Employees shall be eligible to be granted options to acquire shares of Parent Common Stock on a basis no less favorable than similarly situated employees of Parent (or, in the event a similarly situated employee of Parent is not currently eligible to be granted options to acquire Parent Common Stock, on a basis relative to other Continuing Employees which is substantially consistent with the Company's past practice); and (3) following the date of the Closing, Parent shall provide annual bonus programs to Continuing Employees which are substantially similar to the annual bonus programs currently being provided for such employees by the Company. Following December 31, 1998, the Continuing Employees shall participate in annual bonus programs on the same basis as similarly situated employees of Parent.

      (b) Except to the extent necessary to avoid the duplication of benefits, Parent will, or will cause the Surviving Corporation and its Subsidiaries to, give Continuing Employees full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation in which such Continuing Employee is eligible to participate for such Continuing Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time. Parent will, or will cause the Surviving Corporation and its Subsidiaries to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

      (c) As soon as practicable following and effective as of the date of the Closing in consideration of future services to be performed by such employees, Parent shall cause to be granted to those Continuing Employees selected by prior mutual agreement of Parent and the current Chief Executive Officer of the Company, an aggregate of 89,500 restricted shares of Parent Common Stock. Such shares shall vest at the rate of one third on the second anniversary and the remaining two thirds on the third anniversary of the Closing Date. The grant of such restricted shares shall contain other customary terms and conditions.

      (d) Parent and the Company agree to work together as expeditiously as possible after the date hereof to adopt a Severance Policy for the benefit of certain Company employees and to enter into Employment Agreements with certain executive officers of the Company, substantially in accordance with the term sheets annexed hereto as Exhibits C and D, respectively.


                                 ARTICLE VI

                     CONDITIONS PRECEDENT TO THE MERGER

      Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

      (a) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Company Charter and Company By-Laws, and the Merger Agreement Approval and the approval of the Share Issuance shall have been obtained by the requisite vote of the shareholders of Parent in accordance with applicable rules of the NYSE, applicable law, and the Parent Charter and Parent By-Laws.

      (b) Listing on the NYSE. The Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

      (c) HSR. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

      (d) Accounting. Parent shall have received a letter from PWC, dated as of the Effective Time, in customary form, to the effect that no conditions exist which would preclude accounting for the Merger as a pooling of interests. The Company shall have received a letter from PWC, dated as of the Effective Time, in customary form, to the effect that, as to the Company, no conditions exist which would preclude accounting for the Merger as a pooling of interests.

      (e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the knowledge of Company, threatened by the SEC. All necessary state securities or blue sky authorizations (including State Takeover Approvals) shall have been received.

      (f) No Governmental Action/Order. There shall not be pending any action, suit or proceeding brought by any Governmental Entity which challenges or seeks to enjoin the Merger or the other transactions contemplated hereby. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

      Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

      (a) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case, except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by its Chief Executive Officer and its Chief Financial Officer to such effect; provided, that, for purposes of determining whether the condition set forth in this Section 6.2(a) has been satisfied, no representation, warranty, covenant or agreement of Parent and Sub shall be deemed untrue, incorrect, not complied with or not performed as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with the representations, warranties, covenants or agreements of Parent and Sub has had or would have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole (disregarding for this purpose any materiality qualification contained in such representations, warranties, covenants and agreements); provided, further, however that the foregoing proviso shall not apply with respect to
 (x) actions done with the actual prior knowledge of the Board of Directors of Parent or any of the executive officers of Parent set forth in Section
 3.8 or (y) actions set forth in subsections (i), (ii) or (iii) of Section
 4.1(a).

      (b) Tax Opinion. The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for U.S. Federal income tax purposes:

           (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

           (ii) no gain or loss will be recognized by Parent or the Company as a result of the Merger;

           (iii) no gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

           (iv) the aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of such shares of Company Common Stock;

           (v) the holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

           (vi) a shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share (as described in clause (iv) above) and the amount of cash received.

 In rendering such opinion, and Skadden, Arps, Slate, Meagher & Flom LLP may receive and rely upon representations from Parent, the Company, and others, including the representation letters referred to in Section 4.5.

      (c) The Company shall have received an opinion of Sommer & Barnard, PC, counsel to Parent, in form and substance reasonably satisfactory to the Company, dated the Closing Date, to the effect that the Parent Common Stock to be issued in the Merger will, when issued, have been duly authorized, validly issued, fully paid and not subject to further assessment. In rendering such opinion, Sommer & Barnard, PC may rely upon the opinion of State of Tennessee counsel reasonably satisfactory to the Company.

      Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional condition:

      (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect; provided, that, for purposes of determining whether the condition set forth in this Section 6.3(a) has been satisfied, no representation, warranty, covenant or agreement of the Company shall be deemed untrue, incorrect, not complied with or not performed as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with the representations, warranties, covenants or agreements of the Company, has had or would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole (disregarding for this purpose any materiality qualification contained in such representations or warranties); provided, further, however that the foregoing proviso shall not apply with respect to (x) actions done with the actual prior knowledge of the Board of Directors of the Company or any of the executive officers of the Company set forth in Section 2.8 or (y) actions set forth in subsections (i), (ii),
 (iii), (viii) and (ix) of Section 4.1(b).

      (b)  Affiliate Letters.  The letters from Affiliates required by
 Section 5.4 shall have been delivered.


                                 ARTICLE VII

                      TERMINATION, AMENDMENT AND WAIVER

      Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company or Parent:

      (a)  by mutual written consent of Parent and the Company;

      (b) by either Parent or the Company (provided such party is not then in material breach) if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has the effect set forth in the proviso to Section 6.2(a) or Section 6.3(a), as applicable, and has not been cured within ten business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

      (c) by either Parent or the Company (provided such party is not then in material breach) if there has been a breach by the other party (in the case of Parent, including any breach by Sub) of any representation or warranty of such other party contained in this Agreement, which breach has the effect set forth in the proviso to Section 6.2(a) or Section 6.3(a), as applicable, and which breach has not been cured within ten business days following receipt by the breaching party of written notice of the breach; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

      (d)  by Parent or the Company

           (i) if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable; or

           (ii) if the Merger has not been effected on or prior to the close of business on March 31, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

      (e) by Parent or the Company if the stockholders of the Company do not approve this Agreement at the Company Stockholders Meeting or any adjournment or postponement thereof,

      (f) by Parent or the Company if the Merger Agreement Approval and approval of the Share Issuance are not obtained at the Parent Shareholder Meeting or any adjournment or postponement thereof;

      (g) by the Company in connection with the concurrent execution by the Company of an agreement with respect to a Superior Takeover Proposal that the Board of Directors of the Company has determined, in good faith, in the exercise of its fiduciary duties after receipt of advice from counsel and after consultation with its financial advisors, is more favorable to the Company's stockholders than the Merger. As used herein, a "Superior Takeover Proposal" means a Company Takeover Proposal for more than 50% of any class of equity securities of the Company or any of its Significant Subsidiaries, or any tender offer (including self-tenders) or exchange offer than, if consummated, would result in any person beneficially owning more than 50% of any class of equity securities of the Company or any of its Significant Subsidiaries, or a majority of the assets of, the Company or any of its Significant Subsidiaries;

      (h) by Parent if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn in a manner adverse to Parent its recommendation of the Merger, or (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Company Takeover Proposal or shall have resolved to do so;

      (i) by the Company if (i) the Board of Directors of Parent shall not have recommended, or shall have resolved not to recommend or shall have modified or withdrawn its recommendation in a manner adverse to the Company of the Parent Shareholders' Approvals, or (ii) the Board of Directors of Parent shall have recommended to the shareholders of the Parent any Parent Takeover Proposal or shall have resolved to do so; and

      (j) by the Company prior to the Company Stockholders Meeting if the Average Parent Stock Price is less than $30.52. As used in this Agreement,
 (i) "Average Parent Stock Price" means the average of the daily per share Closing Price of Parent Common Stock for the fifteen (15) consecutive Trading Days ending on the third Trading Day prior to the Company Stockholders Meeting.

      The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

      Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.3, the entirety of Section 5.7, and Article VIII which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

      Section 7.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Parent and the Company; provided, however, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso of
 Section 7.3, waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      Section 7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                ARTICLE VIII

                             GENERAL PROVISIONS

      Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1.

      Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


      (a)  if to Parent or Sub, to:
           Proffitt's, Inc.
           750 Lakeshore Parkway
           Birmingham, Alabama 35211
           Attn.: Mr. R. Brad Martin

           Proffitt's, Inc.
           750 Lakeshore Parkway
           Birmingham, Alabama 35211
           Attn.: Brian J. Martin, Esquire

           with copies to:
           James A. Strain, Esquire
           Sommer & Barnard, PC
           4000 Bank One Tower
           Indianapolis, Indiana 46204

           Richard Hall, Esq.
           Cravath, Swaine & Moore
           825 Eighth Avenue
           New York, NY  10019

      (b)  if to the Company, to:
           Saks Holdings, Inc.
           12 East 49th Street, 19th Floor
           New York, NY 10017
           Attn:  Joan F. Krey

           with copies to:
           Eileen Nugent Simon, Esq.
           Skadden, Arps, Slate, Meagher & Flom LLP
           919 Third Avenue
           New York, NY  10019

           Charles K. Marquis, Esq.
           Gibson, Dunn & Crutcher LLP
           200 Park Avenue
           New York, NY 10166

      Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      Section 8.5 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreement between the parties dated June 24, 1998, this Agreement is the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Other than Section 5.8, the second sentence of Section 5.4(b) and Section 5.15(d), this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY, OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

      Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

      Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

      Section 8.9 Enforcement of this Agreement. (a) The parties acknowledge and agree that any payment made pursuant to Section 5.6 does not relieve either party from any liability it otherwise may have for breach of this Agreement.

      (b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Courts of the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth herein shall be effective service of process for any such action, suit or proceeding brought against the each party in such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the United States District Courts located in the State of Delaware (unless such courts assert no jurisdiction, in which case each party consents to the exclusive jurisdiction of the courts of the State of Delaware). Each party hereby further irrevocably and unconditionally waives and agrees not to plead or to claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                               PROFFITT'S INC.


                               By:      /s/  R. Brad Martin
                                  _______________________________
                                 Name:   R. Brad Martin
                                 Title:  Chairman of the Board
                                         and Chief Executive Officer


                               FIFTH MERGER CORPORATION


                               By:     /s/  R. Brad Martin
                                  ________________________________
                                 Name:   R. Brad Martin
                                 Title:  President


                               SAKS HOLDINGS, INC.


                               By:     /s/   Philip B. Miller
                                   _________________________________
                                 Name:   Philip B. Miller
                                 Title:  Chairman of the Board
                                         and Chief Executive Officer



                                EXHIBIT A-1




 Proffitt's, Inc.
 750 Lakeshore Parkway
 Birmingham, Alabama 35211

 Attention:  Secretary


 Ladies and Gentlemen:

           I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Saks Holdings, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of July 4, 1998 (the "Agreement") among Proffitt's, Inc., a Tennessee corporation ("Parent"), Fifth Merger corporation, a Delaware corporation ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger").

           As a result of the Merger, I may receive shares of common stock, par value $.10 per share, of Parent (the "Parent Securities"). I would receive such shares in exchange for shares owned by me of common stock, par value $.01 per share, of the Company (the "Company Securities").

           I represent, warrant and covenant to Parent that in the event I receive any Parent Securities as a result of the Merger:

           A. I shall not make any sale, transfer or other disposition of the Parent Securities in violation of the Act or the Rules and Regulations.

           B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Securities, to the extent I felt necessary, with my counsel or counsel for the Company.

           C. I further represent to, and covenant with, Parent that I will not, during the 30 days prior to the Effective Time (as defined in the Agreement), sell, transfer or otherwise dispose of, or reduce my risk (as contemplated by Commission Accounting Series Release
      No. 135) with respect to, any shares of Company Securities or shares of the capital stock of Parent that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of Parent Securities received by me in the Merger or any other shares of the capital stock of Parent until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the results of the combined operations.

           Parent agrees to take such measures and file such information, documents and reports as shall be required by the Commission as a condition to the availability of Rules 144 and 145 under the Securities Act (or any successor rules thereto).

           Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                               Very truly yours,



                               ____________________________
                               Name:


 Accepted this _______ day of
 ________________, 1998 by

 Proffitt's, Inc.


 By:_______________________
    Name:
    Title:



                                EXHIBIT A-2




 Saks Holdings, Inc.
 12 East 49th Street
 New York, New York 10017

 Attention:  Secretary


 Ladies and Gentlemen:

           I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Proffitt's, Inc., a Tennessee corporation ("Parent"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of July 4, 1998 (the "Agreement") among Parent, Fifth Merger Corporation, a Delaware corporation (the "Merger Sub"), and Saks Holdings, Inc., a Delaware corporation (the "Company"), Merger Sub will be merged with and into the Company (the "Merger").

           I represent, warrant and covenant to Parent that, with respect to shares of common stock, par value $.10 per share, of Parent (the "Parent Securities"):

           A. I shall not make any sale, transfer or other disposition of the Parent Securities in violation of the Act or the Rules and Regulations.

           B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Securities, to the extent I felt necessary, with my counsel or counsel for Parent.

           C. I further represent to, and covenant with, the Company that I will not, during the 30 days prior to the Effective Time (as defined in the Agreement), sell, transfer or otherwise dispose of, or reduce my risk (as contemplated by Commission Accounting Series Release
      No. 135) with respect to, the Parent Securities or shares of the capital stock of the Company that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of Parent Securities and any other shares of the capital stock of Parent until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the results of the combined operations.

           Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Parent as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                               Very truly yours,



                               ____________________________
                               Name:

 Accepted this ______ day of
 _______________, 1998 by

 Saks Holdings, Inc.


 By:_______________________
    Name:
    Title:



                                 EXHIBIT B

                         EXECUTIVE SEVERANCE POLICY (1)

                                 TERM SHEET


 Eligibility                 EVPs who do not enter into employment
                               agreements(2); SVPs; Selected VPs

 Severance Benefits          -  2 x (salary + target bonus) for EVPs
      (payment upon                (total of 3)
      involuntary            -  1.5 x (salary + target bonus) for SVPs
      termination                  (total of 20)
      without Cause(3)       -  1 x (salary + target bonus) for Selected VPs
      during the time              (approximately 45-50)
      period beginning       -  2, 1.5 or 1 year(s), respectively, continued
      as of the merger             participation in all welfare benefit plans
      and ending at the      -  additional retirement accruals for SVP
      end of the Spring            and above
      2000 individual        -  outplacement services for one year
      performance review     -  reimbursement of legal fees in the event
      process)                     of a dispute (if Executive prevails)
                             -  reduction in cash severance payments to
                                   avoid excise tax

 Effectiveness               -  commences immediately following closing
                                   of merger



_________________________

  * Can not be amended or terminated until the end of the Spring 2000 individual performance review process.

 ** EVPs who enter into employment agreements will get at least the benefits described in this Term Sheet.

 ***    Customary definition of Cause.




                                 EXHIBIT C

                   EMPLOYMENT AGREEMENT TERM SHEET (PBM)



 Term                   (A)  July 1, 1998 through June 30, 2001
                        (B)  July 1, 2001 through June 30, 2003

 Titles                 (A)  Chief Executive Officer of Company; Director
                             of Parent
                        (B)  Consultant to Company; Director of Parent

 Compensation           Term (A)
                        -  annual salary:  $1,350,000
                        -  annual bonus opportunity:  25% of salary
                        -  option grant at closing:  160,000 shares
                             (vest in three equal installments on each of the first and second anniversary of the Closing and on June 30, 2001)
                        -  participation in benefit plans
                        -  annual option grants at comparable level to
                             Parent senior executives
                        -  other perquisites:
                             o   $40,000 per year expense account
                             o   car service for work-related travel
                             o   reimbursement for wife's travel expenses
                                   for work-related travel

                        Term (B)
                        -  annual cash compensation:  $1,350,000
                        -  participation in benefit plans
                        -  guaranteed minimum of 26 years SERP and Pension
                             credits at end of term

 Payments upon          -  3 x (annual salary + annual bonus opportunity)
 Termination            -  3 years continued participation in all benefit plans
   (payable upon        -  vesting of all options granted on or after merger
   involuntary          -  excise tax gross-up
   termination          -  guaranteed minimum of 26 years SERP and Pension
   without Cause or          credits
   voluntary
   termination for
   Good Reason(4))

 Other Customary        -  reimbursement of legal fees in the
 Provisions                  event of a dispute (if Executive prevails)
                        -  customary indemnification
                        -  2-year noncompete with respect to luxury retailing
                        -  resignation from Board, if Executive's service
                             terminates prior to end of terms

_____________________

  ****   Customary  definitions  of  Cause  and  Good  Reason
         (including Change in Control)



                                 EXHIBIT D

                   EMPLOYMENT AGREEMENT TERM SHEET (BEK)


           Mr. Kendrick and Parent are currently negotiating the terms of his employment. Details regarding such terms are forthcoming.